Exhibit 99.1

ZYNGA ANNOUNCES FOURTH QUARTER AND 2013 FINANCIAL RESULTS

- DELIVERS FULL YEAR 2013 PROFITABILITY ON AN ADJUSTED EBITDA BASIS AND BEATS Q4 OUTLOOK

- CHARTS COURSE FOR GROWTH IN 2014

- ANNOUNCES AGREEMENT TO ACQUIRE LEADING MOBILE GAME DEVELOPER NATURALMOTION,

CREATOR OF HIT MOBILE GAMES CSR RACING AND CLUMSY NINJA

- ANNOUNCES COST REDUCTION PLAN

Conference Call Today at 3:00 p.m. PST to Discuss Q4 and Full Year Financial Results and NaturalMotion Acquisition

SAN FRANCISCO – January 30, 2014 – Zynga Inc. (NASDAQ: ZNGA), a leading social game developer, today announced financial results for the fourth quarter and full year ended December 31, 2013. Zynga will hold a conference call to discuss these financial results today, January 30, 2014, at 3:00 p.m. PST (6:00 p.m. EST) in place of the previously announced date of February 6, 2014. The live webcast of Zynga’s earnings conference call can be accessed at investor.zynga.com. Following the call, a replay of the webcast will be available through Zynga’s website.

Recent Business Highlights

•	Outperforms high end of Q4 2013 outlook with bookings of $147M and Adjusted EBITDA of $3M

•	Agrees to acquire leading mobile game and technology developer, NaturalMotion; expanding Zynga’s creative pipeline, accelerating planned mobile growth, and bringing in next-generation technology and tools

•	Begins to implement 15% global workforce reduction and expand cost savings plan; expects to generate approximately $33 to $35 million in pre-tax savings for 2014

•	Achieves victory in patent lawsuit resulting in unanimous verdict of non-infringement in Zynga’s favor

Recent Product Highlights

•	Words With Friends franchise achieved 33% sequential quarterly growth in bookings, delivering the highest quarterly bookings in the game’s five year history

•	Zynga’s Casino franchise achieved sequential quarterly growth in bookings for the first time in the past 18 months; Zynga Poker grew mobile monthly active users 8% sequentially

•	Launched new mobile slots product, Hit It Rich! on tablet; currently #1 on the free iPad charts in the Casino category

“Over the last 7 months, our teams have been working with a sense of urgency. We finished 2013 in a strong position and expect 2014 to be a growth year. We believe that Q1 will be a solid foundation for that growth and we expect substantial improvements for the remainder of the year across audience, bookings and Adjusted EBITDA. The investments we are making to grow and sustain our franchises are beginning to bear fruit, particularly in Zynga Casino and Words With Friends. We are committed to refining our skills in the art and science of building new hit games and in 2014, we will move aggressively into new genres that align with the timeless, entertainment categories that consumers care about. Our market is growing as measured by device, audience and dollars and we have the privilege to compete in one of the fastest growing parts of the entertainment industry. We have an ambitious agenda and we are moving quickly to add capabilities that are complementary and strategic to our core growth plans,” said Don Mattrick, CEO of Zynga.

Financial Highlights (in thousands, except per share data)

	Quarter ended		Year ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
GAAP Results
Revenue	$176,362	$311,165	$873,266	$1,281,267
Net income (loss)	$(25,242)	$(48,561)	$(36,982)	$(209,448)
Diluted net income (loss) per share	$(0.03)	$(0.06)	$(0.05)	$(0.28)
Non-GAAP Results
Bookings	$146,677	$261,269	$716,176	$1,147,627
Adjusted EBITDA	$2,603	$45,018	$46,549	$213,233
Non-GAAP net income	$(20,834)	$6,935	$(34,073)	$58,178
Non-GAAP earnings per share	$(0.03)	$0.01	$(0.04)	$0.07

Zynga to Acquire Leading Mobile Game Developer NaturalMotion

Zynga also announced today, an agreement to acquire privately-held NaturalMotion, a leading mobile game and technology developer for approximately $527 million in cash and equity, based on Zynga’s closing price on January 29, 2014. NaturalMotion is led by a seasoned team of technology innovators, including Chief Executive Officer and Co-Founder Torsten Reil and Vice President of Games Barclay Deeming. NaturalMotion was founded in 2001 and has approximately 260 employees across Oxford, Brighton, London and San Francisco.

NaturalMotion’s hit mobile games, CSR Racing and Clumsy Ninja, are in the popular consumer categories of Racing and People simulation. NaturalMotion possesses industry leading technology and tools and its proven simulation technologies have powered some of the biggest console games and blockbuster movies.

Key Business Terms

•	At closing, NaturalMotion’s shareholders and vested option holders will receive an aggregate of $391 million in cash and approximately 39.8 million shares of Zynga Class A Common Stock

•	Approximately 11.6 million of the 39.8 million shares will be issued to continuing employees and will be subject to vesting over a three-year period

Strategic Rationale

•	Transaction is expected to be accretive to non-GAAP earnings and generate bookings in the range of $70 to $80 million and Adjusted EBITDA of $15 to $25 million in 2014

•	Expands Zynga’s creative pipeline into two new consumer categories – Racing and People simulation

•	Accelerates mobile growth, bringing a track record of success and creative and technical talent

•	Provides cutting edge technology and tools, including Euphoria, to fast track Zynga’s ability to deliver hit games

“We believe that bringing Zynga and NaturalMotion together is the right step at the right time,” said Mattrick. “Our acquisition of NaturalMotion will allow us to significantly expand our creative pipeline, accelerate our mobile growth and bring next-generation technology and tools to Zynga that we believe will fast track our ability to deliver more hit games. Their creative portfolio aligns perfectly with our content strategy as Zynga will now have five top brands and capabilities in the Farm, Casino, Words, Racing and People categories. We are confident that we will build upon our market position with complementary strengths to generate long term value for our consumers, our employees and our shareholders.”

“NaturalMotion set out to make games that wow millions of people, by being obsessed with quality, disrupting and creating genres, and using almost magical technology. When we started talking to Don and his team, it quickly became clear that they shared this vision. Don’s background in AAA games and Zynga’s expertise in social game play and large-scale game operations will be invaluable to helping us grow our existing CSR and Clumsy Ninja franchises and maximize the breakout potential of our upcoming titles. We’ve reached our first milestones – creating #1 top-grossing and top-free titles – on our own. We can’t wait to see what we can achieve together with Zynga,” said Torsten Reil, CEO and Co-Founder, NaturalMotion

Cost Reduction Plan

Today Zynga announced a cost reduction plan expected to generate pre-tax savings in the range of $33 million to $35 million in 2014, excluding an estimated $15 million to $17 million pre-tax restructuring charge in Q1. As part of the plan, Zynga expects to complete a workforce reduction of approximately 314 employees or approximately 15% of its current workforce, and implement additional cost reduction measures, including lowering its spend on datacenter infrastructure.

Fourth Quarter Business Highlights

•	Average daily bookings per average DAU (ABPU) increased from $0.051 in the fourth quarter of 2012 to $0.060 in the fourth quarter of 2013, up 19% year-over-year. On a consecutive quarter basis, ABPU was up 10% from $0.055 in the third quarter of 2013.

•	Monthly Unique Payers (MUPs) in the fourth quarter of 2013 were 1.3 million, compared to 2.9 million in the fourth quarter of 2012. On a consecutive quarter basis, MUPs were down 16% from 1.6 million in the third quarter of 2013.

•	As of December 31, 2013, Zynga had 3 of the top 10 games on Facebook, based on DAUs as reported by the Facebook API, consisting of its most established games, FarmVille 2, Words With Friends and Zynga Poker.

•	In the fourth quarter of 2013, Words With Friends, achieved record bookings in its five year history.

•	Daily active users (DAUs) in the fourth quarter of 2013 were 27 million, compared to 56 million in the fourth quarter of 2012. On a consecutive quarter basis, DAUs were down 12% from 30 million in the third quarter of 2013. Web DAUs and Mobile DAUs were 14 million and 13 million in the fourth quarter of 2013, respectively.

•	Monthly active users (MAUs) in the fourth quarter of 2013 were 112 million, compared to 298 million in the fourth quarter of 2012. On a consecutive quarter basis, MAUs were down 16% from 133 million in the third quarter of 2013. Web MAUs and Mobile MAUs were 69 million and 43 million in the fourth quarter of 2013, respectively.

•	Monthly unique users (MUUs) in the fourth quarter of 2013 were 80 million, compared to 167 million in the fourth quarter of 2012. On a consecutive quarter basis, MUUs were down 17% from 97 million in the third quarter of 2013.

•	In the fourth quarter of 2013, Zynga recorded a restructuring charge of $7 million related to the closure of certain facilities as part of its continued action to reduce its long-term cost structure.

Fourth Quarter 2013 Financial Summary

•	Revenue: Revenue was $176 million for the fourth quarter of 2013, a decrease of 43% compared to the fourth quarter of 2012 and a decrease of 13% compared to the third quarter of 2013. Online game revenue was $152 million, a decrease of 44% compared to the fourth quarter of 2012 and a decrease of 13% compared to the third quarter of 2013. Advertising revenue was $24 million, a decrease of 35% compared to the fourth quarter of 2012 and a decrease of 15% compared to the third quarter of 2013. FarmVille 2, Zynga Poker, and FarmVille accounted for 26%, 21% and 15% of online game revenue, respectively, for the fourth quarter of 2013 compared to 22%, 19% and 18%, respectively, for the third quarter of 2013.

•	Bookings: Bookings were $147 million for the fourth quarter of 2013, a decrease of 44% compared to the fourth quarter of 2012 and a decrease of 4% compared to the third quarter of 2013. Web bookings were $96 million for the fourth quarter of 2013, compared to $207 million for the fourth quarter of 2012 and $106 million for the third quarter of 2013. Mobile bookings were $51 million for the fourth quarter of 2013, compared to $54 million for the fourth quarter of 2012 and $46 million for the third quarter of 2013.

•	Net loss: Net loss was $25 million for the fourth quarter of 2013, down from a net loss of $49 million for the fourth quarter of 2012 and up from a net loss of $68 thousand for the third quarter of 2013.

•	Adjusted EBITDA: Adjusted EBITDA was $3 million for the fourth quarter of 2013 compared to $45 million for the fourth quarter of 2012 and $7 million in the third quarter of 2013.

•	Non-GAAP net income (loss): Non-GAAP net loss was $21 million for the fourth quarter of 2013, compared to non-GAAP net income of $7 million in the fourth quarter of 2012 and non-GAAP net loss of $16 million in the third quarter of 2013.

•	Net loss per share: Diluted net loss per share was $0.03 for the fourth quarter of 2013 compared to a net loss per share of $0.06 for the fourth quarter of 2012 and $0.00 for the third quarter of 2013.

•	Non-GAAP EPS: Non-GAAP EPS was ($0.03) for the fourth quarter of 2013 compared to $0.01 for the fourth quarter of 2012 and ($0.02) for the third quarter of 2013.

•	Cash and cash flow: As of December 31, 2013, cash, cash equivalents and marketable securities were approximately $1.54 billion, compared to $1.52 billion as of September 30, 2013. Cash flow from operations was $8 million for the fourth quarter of 2013, compared to $20 million for the fourth quarter of 2012. Free cash flow was $7 million for the fourth quarter of 2013 compared to $30 million for the fourth quarter of 2012.

2013 Annual Financial Summary

•	Revenue: Revenue was $873 million in 2013, a decrease of 32% on a year-over-year basis. Online game revenue was $759 million, a decrease of 34% on a year-over-year basis. Advertising revenue was $114 million, a decrease of 17% on a year-over-year basis.

•	Bookings: Bookings were $716 million in 2013, a decrease of 38% on a year-over-year basis.

•	Net loss: Net loss was $37 million in 2013, which included $84 million of stock-based expense, $45 million of restructuring expense and a $28 million income tax benefit.

•	Adjusted EBITDA: Adjusted EBITDA was $47 million in 2013, a decrease of 78% year-over-year, primarily due to the decline in bookings.

•	Non-GAAP net loss: Non-GAAP net loss was $34 million in 2013, a decrease of 159% year-over-year, primarily due to the decline in bookings.

•	Net loss per share: Basic and diluted net loss per share was $0.05 for the full year 2013, compared to a net loss per share of $0.28 for the full year 2012.

•	Non-GAAP EPS: Non-GAAP EPS was ($0.04) for the full year 2013, compared to $0.07 for the full year 2012.

•	Cash and Cash flow: As of December 31, 2013, cash, cash equivalents and marketable securities were approximately $1.54 billion, compared to $1.65 billion as of December 31, 2012. Cash flow from operations was $29 million for the year ended December 31, 2013, compared to $196 million for the year ended December 31, 2012. Free cash flow was $10 million for the year ended December 31, 2013 as compared to ($114) million for the year ended December 31, 2012 as reported, or $119 million excluding the purchase of the company’s headquarters.

Q1 2014 and Full Year Outlook

Zynga’s outlook for the first quarter of 2014, including the expected impact of the NaturalMotion acquisition is as follows:

•	Revenue is projected to be in the range of $155 million to $165 million

•	Net loss is projected to be in the range of $56 million to $49 million, including a restructuring charge of approximately $15 million to $17 million

•	Diluted net loss per share is projected to be in the range of $0.07 to $0.06, based on a share count of approximately 860 million shares

•	Bookings are projected to be in the range of $138 million to $148 million

•	Adjusted EBITDA is projected to be in the range of $5 million to $10 million

•	Non-GAAP loss per share is projected to $0.01, based on a share count of approximately 860 million shares

Zynga’s outlook for 2014 including the expected impact of the proposed NaturalMotion acquisition is as follows:

•	Bookings are projected to be in the range of $760 million to $810 million

•	Adjusted EBITDA is projected to be in the range of $65 million to $100 million

•	Non-GAAP EPS is projected to be in the range of $0.01 to $0.03, based on a share count of approximately 985 million shares

Conference Call Details

Zynga will host a conference call today, January 30, 2014, at 3:00 pm PST (6:00 pm EST) to discuss financial results and the NaturalMotion acquisition. A live webcast of the conference call and supplemental slides will be accessible from the Investor Relations page of the company’s website at http://investor.zynga.com and a replay will be archived and accessible at the same website after the call.

About Zynga Inc.

Zynga Inc. is a leading provider of social game services, which include popular web and mobile franchises such as FarmVille, Words With Friends and Zynga Poker that are played by millions of consumers around the world. For the quarter ended December 31, 2013, Zynga had approximately 112 million monthly active users playing its games. Zynga’s games are available on a number of global platforms, including Facebook, Zynga.com, Apple iOS and Google Android. Zynga is headquartered in San Francisco, Calif. Learn more about Zynga at http://blog.zynga.com or follow us on Twitter and Facebook.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, our outlook for first quarter and full year 2014 revenue, net loss, EPS, weighted average diluted share count, bookings, Adjusted EBITDA, non-GAAP net loss, non-GAAP EPS, non-GAAP weighted average diluted share count, our future operational and strategic plans; the financial and operational impact of our expected acquisition of NaturalMotion, including but not limited to the expected impact on our earnings, bookings and Adjusted EBITDA results in 2014 and our expected ability to expand our creative pipeline, accelerate our mobile growth and fast track our ability to deliver more hit games; the results and structure of our announced cost reduction plan; our ability to strengthen the core of our business and achieve future growth and profits; our ability to successfully transition our business to take advantage of the market opportunity in our industry; our ability to launch successful new games and hit games for web and mobile generally and deliver compelling entertainment experiences. Forward-looking statements often include words such as “outlook,” “projected,” “intends,” “will,” “anticipate,” “believe,” “target,” “expect,” and statements in the future tense are generally forward-looking statements. The achievement or success of the matters covered by such forward-looking statements involves significant risks, uncertainties, and assumptions. Our actual results could differ materially from those predicted or implied, and reported results should not be considered as an indication of our future performance. Factors that could cause or contribute to such differences include, but are not limited to, our relationship with Facebook or changes in the Facebook platform, delays or other challenges in the completion of the NaturalMotion acquisition, its integration and the success of its current and future games as part of Zynga, delays or challenges in implementing our reduction in force or other cost-cutting activities, attrition and declines in our existing games, our ability to launch new games in a timely manner and monetize these games effectively on the web and on mobile, our ability to control and reduce expenses, our exposure to illegitimate credit card activity and other security risks, sales or purchases of virtual goods used in Zynga Poker or our other games through unauthorized or fraudulent third-party websites, our ability to anticipate and address technical challenges that may arise, competition, changing interests of players, intellectual property disputes or other litigation, asset impairment charges, our ability to retain key employees, acquisitions by us, and changes in corporate strategy or management.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the three months ended September 30, 2013 and in our Annual Report on Form 10-K for the year ended December 31, 2012, copies of which may be obtained by visiting our Investor Relations web site at http://investor.zynga.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. There is no guarantee that the circumstances described in our forward-looking statements will occur. We assume no obligation to update such statements. The results we report in our Annual Report on Form 10-K for the year ended December 31, 2013 could differ from the preliminary results we have announced in this press release.

Non-GAAP Financial Measures:

We have provided in this release non-GAAP financial information including bookings, Adjusted EBITDA, free cash flow, non-GAAP net income and non-GAAP EPS, as a supplement to the consolidated financial statements, which are prepared in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing our financial results to assess operational performance and liquidity. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key financial metrics we use in making operating decisions and because our investors and analysts use them to help assess the health of our business. We have provided reconciliations between our historical and first quarter 2014 outlook for non-GAAP financial measures to the most directly comparable GAAP financial measures. However, we have not provided reconciliation of full year 2014 bookings outlook to revenue, Adjusted EBITDA outlook to net income (loss), non-GAAP effective tax rate outlook to GAAP effective tax rate or non-GAAP EPS outlook to GAAP EPS because certain reconciling items necessary to accurately project revenue (including the projected mix of virtual goods sold in our games, and the projected estimated average lives of durable virtual goods for our games) for a full year are not in our control and cannot be reasonably projected due to variability from period to period caused by changes in player behavior and other factors. As revenue and/or net income for the applicable future period is a necessary input to determine all of these comparable GAAP figures, we are not able to provide these reconciliations for the full year 2014. For the same reason, we have also not provided a reconciliation of our outlook for the impact on bookings, Adjust EBITDA and non-GAAP EPS related to the NaturalMotion acquisition.

Some limitations of bookings, Adjusted EBITDA, non-GAAP net income, non-GAAP EPS, and free cash flow:

•	Adjusted EBITDA and non-GAAP net income (loss) do not include the impact of stock-based expense, asset impairment charges, acquisition-related contingent consideration and restructuring expense;

•	Bookings, Adjusted EBITDA and non-GAAP net income (loss) do not reflect that we defer and recognize online game revenue and revenue from certain advertising transactions over the estimated average life of virtual goods or as virtual goods are consumed;

•	Adjusted EBITDA does not reflect income tax expense;

•	Adjusted EBITDA does not include other income and expense, which includes foreign exchange gains and losses, interest income, and the net gain from the termination of our lease and purchase of our corporate headquarters building;

•	Adjusted EBITDA excludes both depreciation and amortization of intangible assets, while non-GAAP net income excludes amortization of intangible assets from acquisitions. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future;

•	Adjusted EBITDA and non-GAAP net income (loss) do not include gains and losses associated with significant legal settlements;

•	Non-GAAP net income (loss) does not include the net gain from the termination of our lease and purchase of the Company’s corporate headquarters building;

•	Non-GAAP EPS gives effect to all dilutive awards based on the treasury stock method that were excluded from the GAAP diluted earnings per share calculation;

•	Free cash flow is derived from net cash provided by operating activities less cash spent on capital expenditures, including the purchase of our corporate headquarters building, and removing the excess income tax benefits or costs associated with stock-based awards; and

•	Other companies, including companies in our industry, may calculate bookings, Adjusted EBITDA, non-GAAP net income (loss), non-GAAP EPS and free cash flow differently or not at all, which will reduce their usefulness as a comparative measure.

Because of these limitations, you should consider bookings, Adjusted EBITDA, non-GAAP net income (loss), non-GAAP EPS, and free cash flow, along with other financial performance measures, including revenue, net income (loss), diluted net loss per share, cash flow from operations and GAAP operating margin and our other financial results presented in accordance with GAAP. See the GAAP to non-GAAP reconciliations below for further details.

Contact:

Investors – Darren Yip

415-339-5266

investors@zynga.com

Press – Stephanie Hess

415-503-0303

press@zynga.com

ZYNGA INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	December 31,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$465,523	$385,949
Marketable securities	659,973	898,821
Accounts Receivable	65,667	106,327
Income tax receivable	6,943	5,607
Deferred tax assets	16,293	30,122
Restricted cash	3,493	28,152
Other current assets	23,507	29,392

Total current assets	1,241,399	1,484,370
Long-term marketable securities	416,474	367,543
Goodwill	227,989	208,955
Other intangible assets, net	18,282	33,663
Property and equipment, net	348,793	466,074
Other long-term assets	26,148	15,715

Total assets	$2,279,085	$2,576,320

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$20,973	$23,298
Other current liabilities	68,866	146,883
Deferred revenue	186,663	338,964

Total current liabilities	276,502	509,145
Long-term debt	—	100,000
Deferred revenue	3,252	8,041
Deferred tax liabilities	—	24,584
Other non-current liabilities	122,060	109,047

Total liabilities	401,814	750,817
Stockholders’ equity:
Common stock and additional paid in capital	2,823,743	2,725,605
Treasury stock	—	(295,113)
Accumulated other comprehensive income (loss)	(1,046)	(1,447)
Accumulated deficit	(945,426)	(603,542)

Total stockholders’ equity	1,877,271	1,825,503

Total liabilities and stockholders’ equity	$2,279,085	$2,576,320

ZYNGA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Revenue:
Online game	$152,310	$274,337	$759,572	$1,144,252
Advertising	24,052	36,828	113,694	137,015

Total Revenue	176,362	311,165	873,266	1,281,267
Costs and expenses:
Cost of revenue	58,876	77,056	248,358	352,169
Research and development	78,475	131,847	413,001	645,648
Sales and marketing	24,763	32,446	104,403	181,924
General and administrative	41,725	32,206	162,918	189,004
Impairment of intangible assets	—	—	10,217	95,493

Total costs and expenses	203,839	273,555	938,897	1,464,238

Income (loss) from operations	(27,477)	37,610	(65,631)	(182,971)
Interest income	915	1,230	4,148	4,749
Other income (expense), net	1,079	(1,111)	(3,386)	18,647

Income (loss) before income taxes	(25,483)	37,729	(64,869)	(159,575)
Provision for income taxes	(241)	86,290	(27,887)	49,873

Net income (loss)	$(25,242)	$(48,561)	$(36,982)	$(209,448)

Net income (loss) per share:
Basic and diluted	$(0.03)	$(0.06)	$(0.05)	$(0.28)

Weighted average common shares used to compute net income (loss) per share:
Basic and diluted	820,435	771,533	799,794	741,177
Stock-based expense included in the above line items:
Cost of revenue	$819	$1,018	$468	$12,116
Research and development	15,024	15,395	61,931	200,640
Sales and marketing	(248)	3,528	8,079	24,684
General and administrative	3,732	(5,079)	13,915	44,546

Total stock-based expense	$19,327	$14,862	$84,393	$281,986

ZYNGA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Operating activities
Net income (loss)	$(25,242)	$(48,561)	$(36,982)	$(209,448)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	32,142	33,430	129,047	141,479
Stock-based expense	19,327	14,862	84,393	281,986
Accretion and amortization on marketable securities	3,265	5,165	17,575	17,223
Net gain on termination of lease and purchase of building	—	—	—	(19,886)
(Gain) loss from sales of investments, assets and other, net	710	724	8,147	563
Tax benefits from stock-based awards	(452)	15,972	(11,244)	21,652
Excess tax benefits from stock-based awards	452	(15,972)	11,244	(21,652)
Deferred income taxes	(513)	14,550	(18,766)	(43,841)
Impairment of intangible assets	—	—	10,217	95,493
Changes in operating assets and liabilities:
Accounts receivable, net	904	(726)	40,806	34,338
Income tax receivable	(867)	1,157	(1,336)	12,976
Other assets	3,738	10,988	3,932	19,908
Accounts payable	403	(14,272)	(2,325)	(21,312)
Deferred revenue	(29,685)	(49,896)	(157,090)	(133,640)
Other liabilities	3,550	52,358	(48,944)	19,928

Net cash provided by operating activities	7,732	19,779	28,674	195,767
Investing activities
Purchase of corporate headquarters building	—	—	—	(233,700)
Purchases of marketable securities	(252,977)	(298,815)	(1,074,919)	(1,826,137)
Sales of marketable securities	118,702	73,711	353,603	223,828
Maturities of marketable securities	191,820	206,218	891,238	647,916
Acquisition of property and equipment	(469)	(6,250)	(7,813)	(98,054)
Proceeds from sale of property and equipment	3,057	—	3,057	—
Business acquisitions, net of cash acquired	—	—	(18,054)	(205,510)
Restricted cash	—	443	227	6,979
Equity method investment	—	(10,000)	—	(10,000)
Other investing activities, net	(91)	—	137	(2,256)

Net cash (used in) provided by investing activities	60,042	(34,693)	147,476	(1,496,934)
Financing activities
Repurchase of common stock	—	(11,756)	(9,302)	(11,756)
Proceeds from debt, net of issuance costs	—	—	—	99,780
Taxes paid related to net share settlement of equity awards	(356)	(238)	(1,387)	(26,307)
Proceeds from exercise of stock options and warrants	11,793	2,670	18,223	16,960
Proceeds from employee stock purchase plan	—	—	7,892	4,489
Excess tax benefits from stock-based awards	(452)	15,972	(11,244)	21,652
Repayment of debt	—	—	(100,000)	—

Net cash provided by financing activities	10,985	6,648	(95,818)	104,818
Effect of exchange rate changes on cash and cash equivalents	47	(144)	(757)	(45)
Net increase in cash and cash equivalents	78,806	(8,410)	79,575	(1,196,394)
Cash and cash equivalents, beginning of period	386,718	394,359	385,949	1,582,343

Cash and cash equivalents, end of period	$465,524	$385,949	$465,524	$385,949

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(In thousands, except per share data, unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Reconciliation of Revenue to Bookings
Revenue	$176,362	$311,165	$873,266	$1,281,267
Change in deferred revenue	(29,685)	(49,896)	(157,090)	(133,640)

Bookings	$146,677	$261,269	$716,176	$1,147,627

Reconciliation of Net income (loss) to Adjusted EBITDA
Net income (loss)	$(25,242)	$(48,561)	$(36,982)	$(209,448)
Provision for (benefit from) income taxes	(241)	86,290	(27,887)	49,873
Other income (expense), net	(1,079)	1,111	3,386	(18,647)
Interest income	(915)	(1,230)	(4,148)	(4,749)
Restructuring expense	7,366	7,862	44,683	7,862
Legal settlement	—	1,150	—	3,024
Depreciation and amortization	32,142	33,430	129,047	141,479
Impairment of intangible assets	—	—	10,217	95,493
Acquisition-related contingent consideration	930	—	930	—
Stock-based compensation	19,327	14,862	84,393	281,986
Change in deferred revenue	(29,685)	(49,896)	(157,090)	(133,640)

Adjusted EBITDA	$2,603	$45,018	$46,549	$213,233

Reconciliation of Net income to Non-GAAP net income
Net income (loss)	$(25,242)	$(48,561)	$(36,982)	$(209,448)
Impairment of intangible assets	—	—	10,217	95,493
Acquisition-related contingent consideration	930	—	930	—
Stock-based compensation	19,327	14,862	84,393	281,986
Amortization of intangible assets from acquisitions	726	4,845	10,341	39,843
Change in deferred revenue	(29,685)	(49,896)	(157,090)	(133,640)
Restructuring expense	7,366	7,862	44,683	7,862
Legal settlements	—	1,150	—	3,024
Gain on purchase of corporate headquarters building	—	—	—	(19,886)
Tax effect of non-GAAP adjustments to net income	5,744	76,673	9,435	(7,056)

Non-GAAP net income	$(20,834)	$6,935	$(34,073)	$58,178

Reconciliation of GAAP diluted shares to Non-GAAP diluted shares
GAAP diluted shares	820,435	771,533	799,794	741,177
Other dilutive equity awards (1)	—	49,964	—	88,155

Non-GAAP diluted shares	820,435	821,497	799,794	829,332

Non-GAAP net income per share:	$(0.03)	$0.01	$(0.04)	$0.07

Reconciliation of Cash provided by operating activities to Free cash flow
Net cash provided by operating activities	7,732	19,779	28,674	195,767
Acquisition of property and equipment	(469)	(6,250)	(7,813)	(98,054)
Purchase of building	—	—	—	(233,700)
Excess tax benefits from stock-based awards	(452)	15,972	(11,244)	21,652

Free cash flow	$6,811	$29,501	$9,617	$(114,335)

Reconciliation of GAAP to Non-GAAP provision for (benefit from) income taxes
GAAP provision for (benefit from) income taxes	(241)	86,290	(27,887)	49,873
Net gain on termination of lease and purchase of building	—	—	—	(10,679)
Stock-based expense	(798)	22,274	2,768	104,196
Amortization of intangible assets from acquisitions	5	4,955	539	18,938
Acquisition-related contingent consideration	345	—	345	—
Impairment of intangible assets	—	—	2,043	37,867
Change in deferred revenue	(5,318)	(51,042)	(17,634)	(90,901)
Restructuring expense	22	972	2,504	972
Legal settlements	—	1,176	—	1,671
Other	—	(55,008)	—	(55,008)

Non-GAAP provision for (benefit from) income taxes	$(5,985)	$9,617	$(37,322)	$56,929

(1)	Gives effect to all dilutive awards based on the treasury stock method.

ZYNGA INC.

RECONCILIATION OF GAAP TO NON-GAAP FIRST QUARTER 2014 OUTLOOK

(In thousands, except per share data, unaudited)

	First Quarter 2014
Reconciliation of Revenue to Bookings
Revenue range	$	155,000 – 165,000
Change in deferred revenue		(17,000)

Bookings range	$	138,000 – 148,000

Reconciliation of Net loss to Adjusted EBITDA
Net loss range	$	(56,000) – (49,000)
Income tax expense		1,000
Other income, net		(1,000)
Interest income		(1,000)
Restructuring expense		17,000 – 15,000
Depreciation and amortization		30,000
Stock-based expense		25,000
Acquisition-related transaction expenses		7,000
Change in deferred revenue		(17,000)

Adjusted EBITDA range	$	5,000 – 10,000

Reconciliation of Net loss to Non-GAAP Net Loss
Net loss range	$	(56,000) – (49,000)
Stock-based expense		25,000
Amortization of intangible assets from acquisitions		8,000
Restructuring expense		17,000 – 15,000
Acquisition-related transaction expenses		7,000
Change in deferred revenue		(17,000)
Tax effect of non-GAAP adjustments to net loss		6,000 – 5,000

Non-GAAP net income (loss) range	$	(10,000) – (6,000)

GAAP and Non-GAAP diluted shares		860,000
Net income (loss) per share range	$	(0.07) – (0.06)
Non-GAAP net income (loss) per share	$	(0.01)